Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Announces Appointment of Chuck Swoboda to Board of Directors

TEMPE, AZ, August 4, 2025 –Benchmark Electronics, Inc. (NYSE: BHE), a global provider of engineering, design, and manufacturing services, today announced the appointment of Charles “Chuck” Swoboda to its Board of Directors.

Mr. Swoboda brings over three decades of leadership in technology, innovation, and manufacturing experience to Benchmark’s Board. He is the former Chairman and CEO of Cree, Inc., where he led the transformation of the company from a $177 million R&D-focused business into a $1.6 billion global leader in semiconductors and LED lighting. During his tenure, he championed a culture of innovation, launched thousands of new products, and helped secure over 5,000 patents, including 24 as a co-inventor.

“Chuck is a visionary leader whose track record in scaling advanced technology businesses and driving innovation aligns perfectly with Benchmark’s strategic direction,” said Jeff Benck, President and CEO of Benchmark. “Chuck’s experience in semiconductors, IoT, and global operations will be invaluable as we continue to expand our complex solution capabilities and deliver further value to our customers.”

“Chuck’s deep understanding of advanced manufacturing, operational excellence, and global supply chains will enhance our board’s perspective,” said David W. Scheible, Chairman of the Board. “We are excited to welcome him and look forward to his contributions.”

In addition to his role at Cree, Mr. Swoboda currently serves on the board of Ryder System, Inc. (NYSE: R) and has held board positions at Anixter International, Vesper Technologies, and several early-stage technology companies. He is also the author of The Innovator’s Spirit and serves as Innovator-in-Residence at Marquette University. Mr. Swoboda holds a Bachelor of Science in Electrical Engineering from Marquette University.

To learn more about Benchmark’s Board of Directors, please visit https://www.bench.com/board-of-directors.

About Benchmark Electronics, Inc.
Benchmark provides comprehensive solutions across the entire product lifecycle by leading through its innovative technology and engineering design services, leveraging its optimized global supply chain and delivering world-class manufacturing services in the following industries: aerospace and defense, advanced computing and communications, industrial, medical, and semiconductor capital equipment. Benchmark’s global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Paul Mansky, Investor Relations and Corporate Development

512-580-2719 or paul.mansky@bench.com